Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated August 2, 2024 in this registration statement on Form S- 8, with respect to the consolidated financial statements of OneConstruction Group Limited and its subsidiaries, included in its registration statement on Form F-1 (file no. 333-283186).

/s/ Audit Alliance LLP

Singapore

March 18, 2025